As filed with the Securities and Exchange Commission on August 13, 2007
Registration No.  333-140764

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Sixth Amended
Form SB-2/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

YAFARM TECHNOLOGIES, INC.
(Name of small business issuer in its charter)

Delaware	7370	20-5156305
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

197 Route 18 South, Suite 3000, PMB 4157 East Brunswick, NJ 08816	(732) 658-4280
(Address of principal executive offices and intended principal place of business)	(Telephone number)

Hong Zhao, President
197 Route 18 South, Suite 3000, PMB 4157
East Brunswick, NJ 08816
(732) 658-4280
(Name, address, and telephone
number of agent for service)

COPIES TO:

Brian A. Lebrecht, Esq.
Edward H. Weaver, Esq.
The Lebrecht Group, APLC
406 W. South Jordan Parkway, Suite 160
South Jordan, UT 84095
(801) 983-4948

Approximate date of proposed sale to the public:
From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock of certain selling shareholders	3,629,626	$0.03	$108,889	$3.35
Total Registration Fee				$3.35 (2)

(1) The offering price per share for the selling security holders was estimated solely for the purpose of calculating the registration fee  pursuant to Rule 457 of Regulation C.
(2) Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated August 13, 2007

PROSPECTUS

Up to 3,629,626 shares of common stock

YAFARM TECHNOLOGIES, INC.

YaFarm Technologies, Inc. is registering up to 3,629,626 shares for resale by existing shareholders. This offering will terminate when all 3,629,626 shares are sold or on July 31, 2008, unless we terminate it earlier.

The selling stockholders, and any participating broker-dealers, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act,” and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.

One of the selling shareholders, CH Capital, LLC, is affiliated with Mark Stewart Securities, Inc., a registered broker-dealer. CH Capital, LLC is an underwriter, and any profit on the sale of common stock by CH Capital, LLC and any discounts, concessions or commissions received by CH Capital, LLC will be considered underwriting discounts and commissions under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Investing in the common stock involves risks. YaFarm Technologies, Inc. currently has limited operations, limited income, and limited assets, is in unsound financial condition, and you should not invest unless you can afford to lose your entire investment. See “Risk Factors” beginning on page 3. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

All of the common stock registered by this prospectus will be sold by the selling shareholders on their own behalf at a price of $0.03 per share. Our common stock is not traded on any national securities exchange and is not quoted on any over-the-counter market. If our shares become quoted on the Over-The-Counter Bulletin Board, sales will be made at prevailing market prices or privately negotiated prices. YaFarm Technologies, Inc. is not selling any of the shares of common stock in this offering and therefore will not receive any proceeds from this offering.

The date of this prospectus is August 13, 2007

PROSPECTUS SUMMARY

YAFARM TECHNOLOGIES, INC.

We are a New Jersey-based web development and web hosting company offering, through our wholly-owned subsidiary, YaFarm Group, LLC, a New Jersey limited liability company, a broad range of business-class website development and web hosting products and services for small and medium-sized businesses. We have a web design team consisting of web designers, web developers, IT engineers, and database specialists who collectively have over twenty years of experience in providing advanced web solutions with leading firms such as AT&T, Lucent, XO communications, BusinessEdge Solutions, and many other companies. We are offering one-stop shopping web solutions for small and medium sized companies, including web development, web hosting, web maintenance and business image consulting services. Our goal is to help many traditional businesses go online to tap into the market potential offered by the Internet.

Corporate Information

We were incorporated in the State of Delaware on June 16, 2006. On July 31, 2006, we acquired YaFarm Group, LLC, a New Jersey limited liability company.

Our principal offices are located at 197 Route 18 South, Suite 3000, PMB 4157, East Brunswick, NJ 08816, our mailing address is P.O. Box 936, East Brunswick, NJ 08816, and our telephone number is (732) 658-4280. Our website address is www.yafarm.com.

The Offering

We are registering up to 3,629,626 shares for resale by 58 existing shareholders. All of the common stock registered by this prospectus will be sold by the selling shareholders at $0.03 per share. We currently have 10,000,000 shares of common stock outstanding.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the following information, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following events actually occurs, our business, financial condition or results of operations would likely suffer. In this case, the market price, if any, of our common stock could decline, and you could lose all or part of your investment in our common stock.

We have a limited operating history and limited historical financial information upon which you may evaluate our performance.

You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages of development. We may not successfully address these risks and uncertainties or successfully implement our existing and new products and services. If we fail to do so, it could materially harm our business and impair the value of our common stock. Even if we accomplish these objectives, we may not generate positive cash flows or profits we anticipate in the future. We were incorporated in June 2006, acquired our wholly-owned subsidiary in July 2006, and have generated little revenue to date. Unanticipated problems, expenses and delays are frequently encountered in establishing a new business and developing new products and services. These include, but are not limited to, inadequate funding, lack of consumer acceptance, competition, product development, and inadequate sales and marketing. The failure by us to meet any of these conditions would have a materially adverse effect upon us and may force us to reduce or curtail operations. No assurance can be given that we can or will ever operate profitably.

We may not be able to meet our future capital needs.

To date we have relied on private funding from our founders and directors and the proceeds from the sale of securities to fund operations. For the year ended December 31, 2006, we generated approximately $19,302 in revenue from all of our products and services. We have limited cash liquidity and capital resources. Our future capital requirements will depend on many factors, including the ability to market our products and services successfully, cash flow from operations, and competing market developments. Any equity financings could result in dilution to our then-existing stockholders. Sources of debt financing may result in high interest expense. Any financing, if available, may be on unfavorable terms. If adequate funds are not obtained, we may be required to reduce or curtail operations.

We operate in a new and evolving market with uncertain prospects for growth and may not be able to sustain growth in our customer base.

The market for Web hosting and applications hosting services for small and medium-sized businesses has only recently begun to develop and is evolving rapidly. Our future growth, if any, will depend upon the willingness of small and medium-sized businesses to outsource Web and applications hosting services, our ability to increase our average revenues per customer, and our ability to retain customers. The market for our services may not develop, consumers may not widely adopt our services and significant numbers of businesses or organizations may not use the Internet for commerce and communication. If this market fails to develop or develops more slowly than expected, or if our services do not achieve broader market acceptance, we will not be able to grow our customer base. In addition, we must be able to differentiate our company from our competition through our service offerings and brand recognition. These activities may be more expensive than we anticipate, and we may not succeed in differentiating our company, achieving market acceptance of our services or selling additional services to our existing customer base.

Because our target markets are volatile, we may face a loss of customers or a high level of non-collectible accounts.

We intend to concentrate on serving small and medium-sized businesses. This target market contains many businesses that may not be successful, and targeting this market consequently may pose substantially greater risk than other markets that we will be unable to collect our accounts receivable, and that our customers will not renew their service agreements. Moreover, we believe a significant portion of this target market is highly sensitive to price, and may be lost to a low-cost competitor. Because few businesses in this target market employ trained specialists, this market tends to generate a high number of customer service and technical support calls. The expense of responding to these calls is considerable, and it is likely to increase in direct proportion to revenue, potentially limiting the scalability of the business. Additionally, if a customer becomes dissatisfied with our response to such calls, cancellation, non-payment, or non-renewal becomes more likely. Our strategy for minimizing the negative aspects of our target market includes:

•	continued expenditures on sales and marketing to replace failing customers;
•	capitalizing on planned efficiencies to become a profitable provider at the lowest sustainable price;
•	automating customer care and technical support to reduce the cost per call, and to minimize the time spent by our personnel; and
•	intensive training and supervision of customer care and technical support personnel to maximize customer satisfaction.

We can give no assurance, however, that any of these measures will succeed, and our failure to manage these risks could decrease revenues and profitability.

We may not effectively execute our web hosting strategy and, as a result, others may seize the market opportunity.

If we fail to execute our Web hosting strategy in a timely or effective manner, our competitors may be able to seize the opportunity we have identified to address the Web hosting needs of small and medium-sized businesses. Our business strategy is complex and requires that we successfully and simultaneously complete many tasks, and the failure to complete any one of these may jeopardize our strategy as a whole. In order to be successful, we will need to:

•	market our services and build our brand name effectively;
•	develop new products and services;
•	enhance the efficiency of our infrastructure to accommodate additional customers;
•	expand our customer base;
•	respond to competitive developments; and
•	attract, retain and motivate qualified personnel.

Because we face intense competition, we may not be able to operate profitably in our markets.

The Web hosting and applications hosting markets are highly competitive and are becoming more so, which could hinder our ability to successfully market our products and services. We may not have the resources, expertise or other competitive factors to compete successfully in the future. There are few substantial barriers to entry, and we expect to face additional competition from existing competitors and new market entrants in the future. Many of our competitors have greater name recognition and more established relationships in the industry than we. As a result, these competitors may be able to:

•	develop and expand their network infrastructures and service offerings more rapidly;
•	adapt to new or emerging technologies and changes in customer requirements more quickly;
•	take advantage of acquisition and other opportunities more readily; and
•	devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than we can.

Current and potential competitors in the market include Web hosting service providers, applications hosting providers, Internet service providers, telecommunications companies, and large information technology firms that provide a wide array of information technology services. These competitors may operate in one or more of these areas and include companies such as XO Communications, Verio, and Affinity.

We rely on third-party web hosting vendors to provide services for our customers’ web-hosting needs, and we have limited control over these vendors and may not be able to obtain quality services on a timely basis.

Substantially all of our web-hosting services are provided by unaffiliated third-party web hosting vendors. We have no long-term contracts with these web hosting vendors, and we compete with other companies for their services.

There can be no assurance that there will not be a significant disruption in the supply of web-hosting services from current vendors or, in the event of a disruption, that we would be able to locate alternative web-hosting services of comparable quality at an acceptable price, or at all. In addition, we cannot be certain that our unaffiliated web-hosting vendors will be able to provide services in a timely manner. If we experience significant increased demand, or need to replace an existing web-hosting vendor, there can be no assurance that additional web-hosting services will be available when required on terms that are acceptable to us, or at all, or that any web-hosting vendor would allocate sufficient capacity to us in order to meet our requirements. Any delays, interruption or increased costs in the supply of such web-hosting services could have an adverse effect on our ability to meet retail customer and consumer demand for our services and result in lower revenues and net income both in the short and long-term.

In addition, there can be no assurance that our web-hosting vendors will continue to provide web-hosting services that are consistent with our standards. In that event, unless we are able to obtain replacement services in a timely manner, we risk the loss of revenues resulting from the inability to provide those services. In addition, because we do not control our third-party web hosting vendors, services that fail to meet our standards could harm our reputation in the marketplace.

If we are unable to attract and retain key personnel, we may not be able to compete effectively in our market.

Our success will depend, in part, on our ability to attract and retain key management, including primarily Zhiguang Zhang and Hong Zhao, and technical, sales and marketing personnel. We attempt to enhance our management and technical expertise by recruiting qualified individuals who possess desired skills and experience in certain targeted areas. We experience strong competition for such personnel in the Web hosting industry. Our inability to retain Zhiguang Zhang and Hong Zhao and attract and retain sufficient additional employees, and information technology, engineering and technical support resources, could have a material adverse effect on our business, financial condition, results of operations and cash flows. The loss of key personnel could limit our ability to develop and market our products and services.

Changes in technology and industry standards may cause our products to be non-competitive or increase our product costs.

In the Web and applications hosting industry, service providers must keep pace with evolving technologies in order to offer relevant, sophisticated services on a timely basis to meet rapidly changing customer demands. Our success depends, in part, upon the ability to offer services that incorporate leading technologies, address the increasingly sophisticated and varied needs of our current and prospective Web and applications hosting customers, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The market for Web hosting services is characterized by rapidly changing and unproven technologies, evolving industry standards, changes in customer needs, emerging competition and frequent introductions of new services. To be successful, we must continually improve the performance, features and reliability of our services, and modify our business strategies accordingly. We could also incur substantial costs if we need to modify our services or infrastructure in order to adapt to these changes. Technological advances may have the effect of encouraging some of our current or future customers to rely on in-house personnel and equipment to furnish the services we currently provide.

We also believe that to compete successfully, our services must remain compatible with products offered by various vendors. Enhanced or newly developed third-party products may not be compatible with our infrastructure or adequately address the needs of our customers. Although we currently intend to support emerging standards, industry standards may not be established. Even if they are established, we may not be able to conform to these new standards swiftly enough to remain competitive. Our failure to conform to the prevailing standard, or the failure of a common standard to emerge, could cause us to lose customers or fail to attract new customers. In addition, third-party products, services or technologies could render our services noncompetitive or obsolete.

We are vulnerable to system failures, which could harm our reputation and cause our customers to seek reimbursement from us and take their business to another provider.

We must be able to operate the systems that manage our network around the clock without interruption. Our operations depend upon our ability to protect network infrastructure, equipment and customer files against damage from human error, fire, earthquakes, hurricanes, floods, power loss, telecommunications failures, sabotage, intentional acts of vandalism and similar events. Although we intend to build redundancy into our networks, the networks remain subject to various points of failure. For example, a problem with one of our routers (devices that move information from one computer network to another) or switches could cause an interruption in services to a portion of our customers. In addition, failure by any of our telecommunications providers to provide us the data communications capacity we require, as a result of human error, a natural disaster or other operational disruption, could produce service interruptions. Future interruptions could:

•	cause customers or end users to seek damages for losses incurred;
•	require us to replace existing equipment or add redundant facilities;
•	damage our reputation for reliable service;
•	cause existing customers to cancel their contracts; or
•	make it more difficult for us to attract new customers.

Providing services to customers with critical web sites and web-based applications could potentially expose us to lawsuits for customers’ lost profits or other damages.

Because our Web hosting and applications hosting services will be critical to many of our customers’ businesses, any significant interruption in those services could result in lost profits or other indirect or consequential damages to our customers, as well as negative publicity and additional expenditures for us to correct the problem. Although the standard terms and conditions of our customer contracts will disclaim liability for any such damages, a customer could still bring a lawsuit against us claiming lost profits or other consequential damages as the result of a service interruption or other Web site or application problem that the customer may ascribe to our service. A court might not enforce limitations on our liability, and the outcome of any lawsuit would depend on the specific facts of the case and legal and policy considerations even if we believe we have meritorious defenses to claims. In such cases, we could be liable for substantial damage awards, which might exceed our liability insurance by significant amounts, seriously harming our business.

We could face liability for information distributed through our network.

The law relating to the liability of online services companies for information carried on or distributed through their networks is currently unsettled. Online services companies could be subject to claims under both United States and foreign law for defamation, negligence, copyright or trademark infringement, violation of securities laws or other theories based on the nature and content of the materials distributed through their networks. Several private lawsuits seeking to impose such liability are currently pending against other companies. In addition, organizations and individuals have sent unsolicited commercial e-mails from servers hosted by service providers to massive numbers of people, typically to advertise products or services. This practice, known as “spamming,” can lead to complaints against service providers that enable such activities, particularly where recipients view the materials received as offensive. We may, in the future, receive complaints from recipients of information transmitted by our customers objecting to this transmission. Although we will prohibit our customers by contract from spamming, we cannot assure you that our customers will not engage in this practice, which could subject us to claims for damages.

In addition, we may become subject to proposed legislation that would impose liability for or prohibit the transmission over the Internet of some types of information. Other countries may also enact legislation or take action that could impose liability on us or render us unable to operate in those countries. The imposition upon us or other online services of potential liability for information carried on or distributed through our systems may require us to implement measures to reduce our exposure, which may require expending substantial resources, or discontinuing service offerings. Increased attention to liability issues as a result of these lawsuits and legislative proposals also could affect the growth of Internet use.

Our business operates in an uncertain legal environment, where future government regulation and lawsuits could restrict our business or cause unexpected losses.

Due to the increasing popularity and use of the Internet, laws and regulations with respect to the Internet may be adopted at federal, state and local levels, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. We cannot fully predict the nature of future legislation and the manner in which government authorities may interpret and enforce that legislation. As a result, YaFarm and our customers could be subject to potential liability under future legislation, which in turn could restrict our operations or cause additional expenses or losses. For example, if legislation were adopted in the U.S. or internationally that makes transacting business over the Internet less favorable or otherwise curtails the growth of the Internet, this could reduce demand for our products and services and reduce sales and profits.

In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyright and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. These laws generally pre-date the advent of the Internet and related technologies and, as a result, do not consider or address the unique issues of the Internet and related technologies. Changes to laws intended to address these issues could create uncertainty in the marketplace, reducing demand for our services or increasing the cost of doing business as a result of litigation costs or increased service delivery costs.

We may not be able to effectively manage our growth and operations.

We may experience rapid growth and development in a relatively short period of time by aggressively marketing our web hosting products and services, providing competitive pricing through outsourcing website development services to persons in Beijing, China, or through the acquisition of other similar providers. The management of this growth will require, among other things, continued development of our financial and management controls and management information systems, stringent control of costs, increased marketing activities, the ability to attract and retain qualified management personnel and the training of new personnel. We intend to hire additional personnel in order to manage our expected growth and expansion. Failure to successfully manage our possible growth and development and difficulties in managing our web development and web hosting business could have a material adverse effect on our business and the value of our common stock.

A single shareholder owns the voting control of our company.

Following this Offering, Columbia China Capital Group, Inc. will beneficially own, either directly or indirectly, approximately 54% of the outstanding Common Stock. Consequently, it will effectively be able to control the company and the election of directors and the results of other matters submitted to a vote of the shareholders.

We do not plan on declaring or paying dividends.

We do not intend to declare or pay any dividends on our outstanding shares of Common Stock in the foreseeable future.

There is no public trading market for the common stock.

Currently, there is no trading market for our Common Stock, and there can be no assurance that such a market will commence in the future. There can be no assurance that an investor will be able to liquidate his or her investment without considerable delay, if at all. If a trading market does commence, the price may be highly volatile. Factors discussed herein may have a significant impact on the market price of the shares offered. Moreover, due to the relatively low price of our securities, many brokerage firms may not effect transactions in our Common Stock if a market is established. Rules enacted by the SEC increase the likelihood that most brokerage firms will not participate in a potential future market for our Common Stock. Those rules require, as a condition to brokers effecting transactions in certain defined securities (unless such transaction is subject to one or more exemptions), that the broker obtain from its customer or client a written representation concerning the customer’s financial situation, investment experience and investment objectives. Compliance with these procedures tends to discourage most brokerage firms from participating in the market for certain low-priced securities.

Our common stock is governed under The Securities Enforcement and Penny Stock Reform Act of 1990.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are only predictions and involve known and unknown risks and uncertainties, including the risks outlined under “Risk Factors” and elsewhere in this prospectus.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. We are not under any duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling shareholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

There is no established public market for the shares we are registering. Our management has established the price of $0.03 per share based upon their estimates of the market value of YaFarm Technologies, Inc. and the price at which potential investors might be willing to purchase the shares offered.

SELLING SECURITY HOLDERS

The following table provides information with respect to shares offered by the selling stockholders:

Selling stockholder	Shares for sale	Shares before offering	Percent before offering	Shares after offering	Percent after offering (1)

CH Capital, LLC (3)(5)	500,000	500,000	5.0%	-0-	0%
The Lebrecht Group, APLC (2)(3)	500,000	500,000	5.0%	-0-	0%
Qiang Li (4)	64,667	64,667	*%	-0-	0%
Yun Ling (4)	33,333	33,333	*%	-0-	0%
Yu-Cheng Li (4)	33,333	33,333	*%	-0-	0%
Xiu-Rong Wei (4)	33,333	33,333	*%	-0-	0%
Li Li (4)	33,333	33,333	*%	-0-	0%
Xiang Gang (4)	33,333	33,333	*%	-0-	0%
Xiang-Yun Li (4)	33,333	33,333	*%	-0-	0%
Zhong-Pei Ling (4)	33,333	33,333	*%	-0-	0%
Wen-Jian Wang (4)	23,333	23,333	*%	-0-	0%
Lian-Hua Gu (4)	18,900	18,900	*%	-0-	0%
Lihe Wang (4)	30,000	30,000	*%	-0-	0%
Tong Li (4)	30,000	30,000	*%	-0-	0%
Liang Si (4)	16,667	16,667	*%	-0-	0%
Gan Li (4)	8,333	8,333	*%	-0-	0%
Pei-Rong Xi (4)	8,333	8,333	*%	-0-	0%
Hui Ma/Yang Zhou (4)	30,000	30,000	*%	-0-	0%
Carl Berg (4)	6,666	6,666	*%	-0-	0%
Steve Lee (4)	100,000	100,000	1.0%	-0-	0%
Liang Chen (4)	16,667	16,667	*%	-0-	0%
Qing-Hong Yang (4)	16,667	16,667	*%	-0-	0%
Jun Ni (4)	18,000	18,000	*%	-0-	0%
Lin Ding (4)	30,000	30,000	*%	-0-	0%
Lin Wang (4)	75,000	75,000	*%	-0-	0%
Linjing Xu (4)	75,000	75,000	*%	-0-	0%
Nina Wu (4)	15,000	15,000	*%	-0-	0%
Jingru Xu (4)	30,000	30,000	*%	-0-	0%
Zhu Peijun (4)	33,333	33,333	*%	-0-	0%
Yaling Zhao (4)	33,333	33,333	*%	-0-	0%
Yun Zhao (4)	33,333	33,333	*%	-0-	0%
Ying-Qing Wu (4)	30,000	30,000	*%	-0-	0%
Jine Wang (4)	30,000	30,000	*%	-0-	0%
Zhiwen Fang (4)	33,333	33,333	*%	-0-	0%
Wen-hui Qiao (4)	20,000	20,000	*%	-0-	0%
Lei Wu (4)	3,333	3,333	*%	-0-	0%
Yu Ling Zhang (4)	3,333	3,333	*%	-0-	0%
Shi Quan Wu (4)	3,333	3,333	*%	-0-	0%
Ting Wang (4)	3,333	3,333	*%	-0-	0%
Yu Fen Zhang (4)	3,333	3,333	*%	-0-	0%
Lan Yi (4)	3,333	3,333	*%	-0-	0%
Jian Ping Zhang (4)	3,333	3,333	*%	-0-	0%
Jian Ying Chen (4)	3,333	3,333	*%	-0-	0%
Andrew Han (4)	1,296,296	1,296,296	13.0%	-0-	0%
Ronald Bernstein (4)	3,333	3,333	*%	-0-	0%
Beverly Bernstein (4)	3,333	3,333	*%	-0-	0%
Evan Bernstein (4)	3,333	3,333	*%	-0-	0%
Madeline Bernstein (4)	3,333	3,333	*%	-0-	0%
Eddie Bernstein (4)	3,333	3,333	*%	-0-	0%
Susan Bernstein (4)	3,333	3,333	*%	-0-	0%
Brandon Bernstein (4)	3,333	3,333	*%	-0-	0%

Selling stockholder	Shares for sale	Shares before offering	Percent before offering	Shares after offering	Percent after offering (1)

Blake Bernstein (4)	3,333	3,333	*%	-0-	0%
Joshua Bernstein (4)	3,333	3,333	*%	-0-	0%
Sondra Bernstein (4)	3,333	3,333	*%	-0-	0%
Tut Sang Chow (4)	106,720	106,720	1.07%	-0-	0%
Angela Wu (4)	106,720	106,720	1.07%	-0-	0%
Total	3,629,626	3,629,626	36.3%	-0-	0%

* Less than 1%
(1)	Based on 10,000,000 shares outstanding.
(2)
The Lebrecht Group, APLC is legal counsel to YaFarm. Brian A. Lebrecht, Esq., president of The Lebrecht Group, APLC, exercises voting and/or dispositive power over the securities held by The Lebrecht Group APLC.

(3)
On July 5, 2006, we issued shares of our common stock to our founders, including The Lebrecht Group, APLC (500,000) and CH Capital, LLC (500,000), at a price of $0.001 per share, in exchange for aggregate cash consideration of $1,000. These shares were not purchased for resale in the ordinary course of business by either shareholder, but were purchased at the same price as the other founder, Columbia China Capital Group, Inc. There are no agreements, and at the time of the purchase of the shares there were no agreements, understandings, or arrangements with any persons, either directly or indirectly, to dispose of the shares.

(4)
From October 2006 to January 2007, we issued an aggregate of 2,500,000 shares of our common stock, restricted in accordance with Rule 144 of the Securities Act of 1933, at a price of $0.03 per share, to fifty-six (56) non-accredited investors, in exchange for aggregate cash consideration of $67,057.

(5)
Mark Stewart, the managing member of CH Capital, LLC, exercises voting and/or dispositive power over the securities held by CH Capital, LLC. In addition, Mark Stewart is the president of Mark Stewart Securities, Inc., a registered broker-dealer. CH Capital, LLC is an underwriter, and any profit on the sale of common stock by CH Capital, LLC and any discounts, concessions or commissions received by CH Capital, LLC will be considered underwriting discounts and commissions under the Securities Act of 1933.

PLAN OF DISTRIBUTION

We anticipate that a market maker will apply to have our common stock traded on the over-the-counter bulletin board. If successful, the selling stockholders will be able to sell their shares referenced under “Selling Security Holders” from time to time on the over-the-counter bulletin board in privately negotiated sales, or on other markets, at prevailing market rates. If our common stock is not listed on the over-the-counter bulletin board, the selling stockholders will sell their shares in privately negotiated transactions. Any securities sold in brokerage transactions will involve customary brokers’ commissions.

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders, who may be deemed to be underwriters in connection with their offering of shares. The estimated expenses of issuance and distribution are set forth below:

Registration Fees	Approximately	$4.00
Transfer Agent Fees	Approximately	$1,000.00
Costs of Printing and Engraving	Approximately	$1,000.00
Legal Fees	Approximately	$20,000.00
Accounting Fees	Approximately	$15,000.00
Total		$37,004.00

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and we have complied with them. The selling stockholders and any brokers, dealers or agents that participate in the distribution of common stock may be considered underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by those underwriters, brokers, dealers or agents may be considered underwriting discounts and commissions under the Securities Act of 1933.

One of the selling shareholders, CH Capital, LLC, is affiliated with Mark Stewart Securities, Inc., a registered broker-dealer. CH Capital, LLC is an underwriter, and any profit on the sale of common stock by CH Capital, LLC and any discounts, concessions or commissions received by CH Capital, LLC will be considered underwriting discounts and commissions under the Securities Act.

In accordance with Regulation M under the Securities Exchange Act of 1934, neither we nor the selling stockholders may bid for, purchase or attempt to induce any person to bid for or purchase, any of our common stock while we or they are selling stock in this offering. Neither we nor any of the selling stockholders intends to engage in any passive market making or undertake any stabilizing activity for our common stock. None of the selling stockholders will engage in any short selling of our securities. We have been advised that under the rules and regulations of the NASD, any broker-dealer may not receive discounts, concessions, or commissions in excess of 8% in connection with the sale of any securities registered hereunder.

LEGAL PROCEEDINGS

We are not a party to or otherwise involved in any legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person and the date such person became a director or executive officer. Our executive officers are elected annually by the Board of Directors. The directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. Unless described below, there are no family relationships among any of the directors and officers, and none of our officers and directors serve as a director for any other reporting issuer.

Name	Age	Position(s)

Zhiguang Zhang	43	Chief Executive Officer and Director

Hong Zhao	38	President, Secretary, Chief Financial Officer, and Chairwoman of the Board of Directors

Zhiguang Zhang, age 43, is our Chief Executive Officer and Director, and has held these positions since July 2006. Mr. Zhang has held technical and management positions with leading telecom companies such as UTSTARCOM, Niksun Inc, AT&T Labs, Lucent (Bell Labs Research). He graduated with a PhD in electrical engineering from City College, CUNY in New York. Mr. Zhang obtained his undergraduate degree from Huazhong University of Science and Technologies,Wuhan, China.

Hong Zhao, age 38, is our President, Secretary, Chief Financial Officer, and Chairwoman of the Board of Directors, and has held these positions since July 2006. Ms. Zhao is the vice president with Columbia China Capital Group, Inc., a greater-than-10% shareholder of the Company, and a corporate finance firm targeting cross-border merger and acquisitions, public listing and private placement opportunities. Ms. Zhao was previously a founding member of Performance-Based.com, a leading New York City based human resources relation service provider. Ms. Zhao graduated from City College, CUNY with a M.S. in computer science degree. She obtained her B.S. degree from Tianjin University, Tianjin, China.

Board Committees

Our board of directors does not have an audit or compensation committee to review our internal accounting procedures or the compensation we pay our officers and other employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 5, 2007, certain information with respect to the Company’s equity securities owned of record or beneficially by (i) each Officer and Director of the Company; (ii) each person who owns beneficially more than 5% of each class of the Company’s outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

Common Stock
Name and Address	Nature of Affiliation	Common Stock Ownership	Percentage of Common Stock Ownership (1)
Hong Zhao (2) 22 Berkshire Way, East Brunswick, NJ 08816	President, Secretary, Chief Financial Officer, and Chairwoman of the Board of Directors	-0-	0%

Zhiguang Zhang (3) 2 Apache Court, East Brunswick, NJ 08816	Chief Executive Officer and Director	500,000	5.0%

Columbia China Capital Group, Inc. P.O. Box 936 East Brunswick, NJ 08816	5% Owner	5,370,374	53.7%

Andrew Han 32 Independence Drive New Hyde Park, NY 11040	5% Owner	1,296,296	13.0%

The Lebrecht Group, APLC (4) 406 W. South Jordan Parkway, Suite 160 South Jordan, UT 84095	5% Owner	500,000	5.0%

CH Capital, LLC (5) 18101 Von Karman Ave., Suite 330 Irvine, CA 92612	5% Owner	500,000	5.0%

Jie Geng (3) 2 Apache Court, East Brunswick, NJ 08816	5% Owner	500,000	5.0%

All Officers and Directors as a Group (2 Persons)		500,000	5.0%

(1)
Unless otherwise indicated, based on 10,000,000 shares of common stock issued and outstanding. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(2)
Hong Zhao, our President, Secretary, Chief Financial Officer, and Chairwoman of the Board of Directors, is a vice president with Columbia China Capital Group, Inc. She is the wife of James Tie Li, president of Columbia China Capital Group, Inc.

(3)
Zhiguang Zhang, our Chief Executive Officer and Director, is married to Jie Geng. Consequently, the shares owned by each are attributed to the other. Together, they are the beneficial owners of 1,000,000 shares or 10.0% of the Company.

(4)
The Lebrecht Group, APLC is our legal counsel. Brian A. Lebrecht, Esq., president of The Lebrecht Group, APLC, exercises voting and/or dispositive power over the securities held by The Lebrecht Group APLC.

(5)
MarkStewart, the managing member of CH Capital, LLC, exercises voting and/or dispositive power over the securities held by CH Capital, LLC. In addition, Mark Stewart is the president of Mark Stewart Securities, Inc., a registered broker-dealer. CH Capital, LLC is an underwriter, and any profit on the sale of common stock by CH Capital, LLC and any discounts, concessions or commissions received by CH Capital, LLC will be considered underwriting discounts and commissions under the Securities Act of 1933.

The issuer is not aware of any person who owns of record, or is known to own beneficially, five percent or more of the outstanding securities of any class of the issuer, other than as set forth above. There are no classes of stock other than common stock issued or outstanding. The Company does not have an investment advisor.

There are no current arrangements which will result in a change in control.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001. As of April 4, 2007, there are 10,000,000 shares of our common stock issued and outstanding, and no shares of our preferred stock issued or outstanding.

Common Stock. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

Preferred Stock. We are authorized to issue 10,000,000 shares of preferred stock, par value $0.001 per share, of which no such shares are issued and outstanding. Our Board of Directors can choose the rights, privileges, and preferences without further shareholder approval. We have not designated the rights and preferences of our preferred stock. The availability or issuance of these shares could delay, defer, discourage or prevent a change in control.

Transfer Agent. We act as our own transfer agent for our common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

The Lebrecht Group, APLC serves as our legal counsel in connection with this offering. The Lebrecht Group owns 500,000 shares of our common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Eighth Article of our Articles of Incorporation provides that, the personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

The Ninth Article of our Articles of Incorporation provides that, the corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section.

Article V of our bylaws provides that, the corporation may at its option, to the maximum extent permitted by the Delaware General Corporation Law and by the articles, indemnify each of its agents against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation. For the purposes of this Section, an “agent” of the corporation includes a person who is or was a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or was a Director, officer, employee or agent of a corporation which was a predecessor corporation of the corporation or of any other enterprise at the request of such predecessor corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated in the State of Delaware on June 16, 2006. On July 31, 2006, we acquired 100% of the issued and outstanding membership interests YaFarm Group, LLC, a New Jersey limited liability company. We currently operate our web development and web hosting business through our wholly-owned subsidiary, YaFarm Group, LLC.

DESCRIPTION OF BUSINESS

Company Overview

We were incorporated in the State of Delaware on June 16, 2006. On July 31, 2006, we acquired 100% of the membership interests of YaFarm Group, LLC, a New Jersey limited liability company, from Zhiguang Zhang and Jie Geng, its sole owners, in exchange for a total of one million shares of our common stock, valued at $7,823. The purpose of the transaction was to recapitalize the operating company and move its domicile to Delaware in anticipation of becoming a publicly traded company.

We are a New Jersey-based web development and web hosting company offering, through our wholly-owned subsidiary, YaFarm Group, LLC, a New Jersey limited liability company, a broad range of business-class website development and web hosting products and services for small and medium-sized businesses. We have a web design team consisting of web designers, web developers, IT engineers, and database specialists who collectively have over twenty years of experience in providing advanced web solutions with leading firms such as AT&T, Lucent, XO communications, BusinessEdge Solutions, and many other companies. We are offering one-stop shopping web solutions for small and medium sized companies, including web development, web hosting, web maintenance and business image consulting services. Our goal is to help many traditional businesses go online to tap into the market potential offered by the Internet.

Currently, we offer the following web solution packages to small and medium-sized businesses:

●	Bronze Small Business Package:

■	Up to 6 pages custom professional design.
■	Meta tag generation for search engine submission.
■	Hosting setup to bring website online.
■	Full support/maintenance plan available.

●	Silver Medium-Sized Business Package:

■	Up to 12 pages custom professional design.
■	One form submission for “contact us” page.
■	Meta tag generation for search engine submission.
■	Hosting setup to bring website online.
■	5 Email account setup.
■	Full support/maintenance plan available.

●	Gold E-Commerce Package:

■	Up to 8 pages custom design.
■	Direct check out shopping cart for up to 10 products.
■	Merchant integration to accept online payments.
■	One form submission for “contact us”.
■	Meta tag generation for search engine submission.
■	Hosting setup to bring website online.
■	Full support/maintenance plan available.

We primarily rely on advertising and referrals to reach potential customers. We currently advertise on a number of local as well as national newspapers including bi-lingual newspapers targeting the Chinese American business community. We currently do not employ salespersons to sell our products.

Our Strategy

Our strategic objective is to be the leading provider of standardized web solution services including web design and hosting products and services to small and medium-sized businesses, which we consider to be the most profitable segment of the web market. We intend to profitably serve our target market by achieving scale and efficiency in our operations. Our target market is large, growing rapidly, and may be served with standardized products and services. Standardization of products and services permits the use of standardized processes and a higher degree of automation in many areas of operation, including the sales process. This approach contrasts with that of many competitors that focus on providing labor-intensive, customized solutions to larger enterprises. By delivering business-class web solutions in a scalable and efficient manner, we believe we can offer better value to our customers, leading to growing market share and profits.

We intend to utilize the low-cost production base in China to be able to offer competitive and affordable web solutions to our small and medium-sized customers. We do not currently outsource website development or web hosting services to persons in the Peoples Republic of China. We plan to raise additional capital after our shares are listed on OTCBB in order to set-up web site development operation in Beijing, China. Currently, we do not have an estimate of how much such operation will cost or whether we can successfully raise the necessary capital to achieve such an objective.

Currently, we are relying on third-party web hosting vendors for our customers’ web-hosting needs. The cost to us of contracting out the hosting of websites generally includes an upfront payment of up to $100 per website and monthly fees of up to $20 per month. There are no material up-front costs, or material purchases of equipment, required when we contract out the hosting of websites. We maintain an arm’s length relationship with such third-party web hosting vendors and are not affiliated with any of our vendors. In addition, we have not entered into written agreements with our third-party web hosting vendors.

We plan to acquire or set up our own web hosting operation in the future to ensure product quality and consistency. Hosting websites in-house typically involves purchasing hardware which could cost up to $50,000 depending on the size and capacity as well as staff to maintain it, costing approximately $50,000 more per year. Given the small scale of our operation, we do not currently provide such services in-house.

    We believe the web-hosting market for the small and medium-sized market is very fragmented in the U.S. and offers very attractive consolidation opportunities. With the addition of our in-house web-hosting capability, we believe that our vertically-integrated operation will offer our customers more-timely and higher-quality services thus leading to higher profitability for our operation.

The Market

We are currently targeting the local business markets in the New York metropolitan area, principally the State of New Jersey, where we are operating. The size of the total market is difficult to estimate due to the fragmented nature of this industry. However, we believe the market to service small to medium sized businesses for their online web needs is significant in the local market where we serve as well as the national market due to the proliferation of small businesses in the United States, especially since the last business downturn of 2001.

Distribution Methods

We currently do not rely on third-party salespersons or resellers to distribute our services. We primarily use direct marketing such as newspaper ads or referrals from existing customers to reach our target market.

Competition

The market for web development and web hosting services is extremely competitive. There are no substantial barriers to entry, and we expect that competition will intensify in the future. We believe that our ability to compete successfully depends upon a number of factors, including market presence; the capacity, reliability, low latency and security of network infrastructure; technical expertise and functionality, performance and quality of services; customization; ease of access to and navigation of the Internet; the pricing policies of our competitors; the variety of services; the timing of introductions of new services by the Company and our competitors; customer support; our ability to support industry standards; and industry and general economic trends.

Many of our competitors have greater market presence, engineering and marketing capabilities, and financial, technological and personnel resources than those available to the Company. As a result, they may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products than can the Company. In addition, various organizations, may enter into or form joint ventures or consortiums to provide services similar to those of the Company.

We believe that new competitors, including large computer hardware, software, media and other technology and telecommunications companies will enter the web development and web hosting services markets, resulting in even greater competition for the Company. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully

Intellectual Property

We do not have any trademarks, patents, or other intellectual property.

Research and Development

We have not spent any material amount of time or money on research and development, and do not anticipate doing so in the future.

Compliance with Environmental Laws

We have no disclosure required by this Item.

Employees

We currently employ two individuals, who are our officers and directors. For the rest of our operations we use the services of independent contractors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

We are a web development and web hosting company. Our wholly-owned subsidiary, YaFarm Group, LLC, offers a broad range of business-class website development and web hosting products and services for small and medium-sized businesses. Our goal is to help many traditional businesses go online to tap into the market potential offered by the Internet.

We face many challenges in meeting our goal. The market for Internet services is large, but fragmented, and constantly changing. In the short-term, we are focused on establishing ourselves in the web development and web hosting niche by providing quality service at a reasonable cost. In order to manage anticipated growth, we will rely on independent contractors to provide many of the services we intend to offer, which comes at the risk of losing quality when compared to having a large staff of employees. In addition, we will initially contract out web hosting services at a cost of approximately $100 plus $20 per month, per site, as opposed to spending approximately $100,000 to purchase and maintain the equipment necessary to do it in-house. In the long-term, intense competition is anticipated to reduce the price we can charge for our services and thus our profit margins.

We believe that, if properly capitalized, we can establish ourselves in the identified niche and capture enough market share to be able to begin to offer other, to-be-developed cutting edge related Internet services.

Results of Operations for the Three Months Ended March 31, 2007 and 2006

Introduction

Our revenues for the first quarter of 2007 were substantially lower, as compared to the first quarter of 2006 and the fourth quarter of 2006.

Revenues and Income (Loss) from Operations

Our revenue, operating expenses and net income (loss) from operations for the three months ended March 31, 2007, as compared to the three months ended March 31, 2006 and December 31, 2006, are as follows:

	3 Months Ended March 31, 2007	3 Months Ended March 31, 2006	Percentage Change	3 Months Ended December 31, 2006

Revenue	$642	3,925	(84)%	$3,739
Operating expenses	4,626	5,057	(9)%	882

Net Income (loss) from operations	$(3,984)	(1,132)	252%	$2,857

Our revenues decreased by $3,283 for the three month period ended March 31, 2007, as compared to the three month period ended March 31, 2006 because of lower marketing expenditures and one of the key members of our personnel took a personal leave of absence. During the same time periods, our operating expenses decreased by only $431 because most of these are fixed expenses that were incurred even though there was a drop in revenue. As a result, we had net loss from operations of $3,984 for the three month period ended March 31, 2007, as compared to net loss from operations of $1,132 for the three month period ended March 31, 2006.

Liquidity and Capital Resources

Introduction

During the three months ended March 31, 2007, we had a net loss of $3,386 and a negative cash flow from operations of $3,180. Because our revenues are small, almost any change in our revenues or operating expenses has a material effect, and we anticipate that our net profit or loss, and operating profit or loss, will continue to vary widely from time period to time period.

Our cash and cash equivalents, total current assets, total assets, total current liabilities, and total liabilities as of March 31, 2007, as compared to December 31, 2006, are as follows:

	March 31,	December 31,
	2007	2006

Cash	$36,069	$35,716
Total current assets	36,810	50,162
Total assets	37,194	50,604
Total current liabilities	5,489	19,043
Total liabilities	5,519	19,076

Cash Requirements

Our cash requirements are expected to remain consistent with our historical needs over the next 12 months. During the three months ended March 31, 2007, we received total proceeds of $40,400 from the issuance of common stock.  Our cash is utilized primarily for professional fees associated with becoming a public, reporting company.

During the year ended December 31, 2006, we borrowed $16,099 from Columbia China Capital Group, Inc., our majority shareholder, to pay for costs incurred relating to a private placement offering and our SB-2 filing. The terms of the loan were at least as favorable to us as they would have been with an unrelated third party.

Beyond the next 12 months, our cash needs are anticipated to increase substantially as we expand, and as we become a fully reporting public company. We anticipate fulfilling our cash needs primarily through the sale of our common stock, followed by increased cash flows from operations. We cannot estimate what our cash needs will be in the future, other than the approximately $150,000 annually we anticipate spending on the cost of being a publicly registered company, and we have not entered into any discussions concerning the sale of our common stock in the future.

Sources and Uses of Cash

Operations and Financing

During the three months ended March 31, 2007, we generated a positive cash flow of $353. Net cash used in operating activities for the three months ended March 31, 2007 and 2006, were $3,180 and $1,058, respectively. Negative operating cash flows during the three months ended March 31, 2007 were primarily created by the decrease in our revenues without a corresponding decrease in our operating expenses.

Net cash provided by financing activities for the three months ended March 31, 2007 and 2006, were $3,533 and $(5,774), respectively. For the three months ended March 31, 2007, the net cash came primarily from the issuance of common stock.

We anticipate that we will continue to operate at approximately break-even until we are able to obtain substantial financing.

Year ended December 31, 2006 compared to the Year ended December 31, 2005

Results of Operations

Introduction

Our revenues decreased slightly in 2006 as compared to 2005, while our operating expenses increased slightly. Nonetheless, we had positive net income for both years.

Revenues and Income (Loss) from Operations

Our revenue, operating expenses and net income (loss) from operations for the year ended December 31, 2006 as compared to the year ended December 31, 2005 are as follows:

	Year Ended December 31, 2006	Year Ended December 31, 2005	Percentage Change Increase (Decrease)

Revenue	$19,302	$19,584	(1)%
Operating expenses	13,702	10,553	30%

Net Income (loss) from operations	$5,600	$9,031	(38)%

Our revenues decreased by only $282 for the year ended December 31, 2006 as compared to the year ended December 31, 2005 because of common revenue cycles and a change in the product mix. During the same time periods, our operating expenses increased by $3,149 as a result of preparations for the filing of our registration statement. As a result, we had net income from operations of $5,600 for the year ended December 31, 2006, as compared to net of $9,031 for the year ended December 31, 2005. After adjusting for expenses related to the filing of our registration statement, our operating expenses as a percentage of our revenue has remained relatively consistent.

Liquidity and Capital Resources

Introduction

During the year ended December 31, 2006, we had net income of $5,213 and a positive cash flow from operations of $10,137. Because our revenues are small, almost any change in our revenues or operating expenses has a material effect, and we anticipate that our net profit or loss, and operating profit or loss, will continue to vary widely from time period to time period.

Our cash and cash equivalents, total current assets, total assets, total current liabilities, and total liabilities as of December 31, 2006 as compared to December 31, 2005, are as follows:

	December 31,	December 31,
	2006	2005

Cash	$35,716	$9,425
Total current assets	50,162	9,425
Total assets	50,604	10,161
Total current liabilities	19,043	-
Total liabilities	19,076	-

Cash Requirements

Our cash requirements are expected to remain consistent with our historical needs over the next 12 months. During the year ended December 31, 2006, we received $26,657 and subsequent to December 31, 2006, we received total proceeds of $40,400 from the issuance of common stock. Our cash is utilized primarily for professional fees associated with becoming a public, reporting company.

Beyond the next 12 months, our cash needs are anticipated to increase substantially as we expand, and as we become a fully reporting public company. We anticipate fulfilling our cash needs primarily through the sale of our common stock, followed by increased cash flows from operations. We cannot estimate what our cash needs will be in the future, other than the approximately $150,000 annually we anticipate spending on the cost of being a publicly registered company, and we have not entered into any discussions concerning the sale of our common stock in the future.

Sources and Uses of Cash

Operations and Financing

During the year ended December 31, 2006, we generated a positive cash flow of $26,291. This was a result of net cash provided by operating activities of $10,137 and net cash provided by financing activities of $16,154. Net cash provided by operating activities consisted primarily of net income of $5,638, an increase in accrued expenses and payables of $19,043, and a decrease in prepaid expenses of $14,300. We anticipate that we will continue to operate at approximately break-even until we are able to obtain substantial financing.

Critical Accounting Policies

Our accounting policies are fully described in Note A to our consolidated financial statements. The following describes the general application of accounting principles that impact our consolidated financial statements.

Our results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principals generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to bad debt, inventories, investments, intangible assets, income taxes, financing operations, and contingencies and litigation.

We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

DESCRIPTION OF PROPERTY

Corporate Office

We lease our principal executive and administrative offices located at 197 Route 18 South, Suite 3000, PMB 4157, East Brunswick, NJ 08816. On February 1, 2007, we entered into a 12-month lease with Ragus Management Group, LLC. Under the lease, we pay $118 per month as base rent and pay the office and shared space expenses based on actual usage. The typical office is about 100 square feet and the total office space at 197 Route 18 South is about 1,000 square feet.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We do not have an established policy regarding related transactions.

Zhiguang Zhang, our Chief Executive Officer and Director, is married to Jie Geng, our consultant. Together, they are the beneficial owners of 1,000,000 shares or 10.14% of the Company.

On July 5, 2006, we issued an aggregate of 6,500,000 shares of our common stock to our founders as follows: Columbia China Capital Group, Inc., of which Hong Zhao, our President, Secretary, Chief Financial Officer, and Chairwoman of the Board of Directors, is a vice president. Additionally, Hong Zhao is married to James Tie Li, who is the president of Columbia China Capital Group, Inc. (5,500,000); The Lebrecht Group, APLC (500,000); and CH Capital, LLC (500,000), in exchange for aggregate cash consideration of $6,500.

During the year ended December 31, 2006, we borrowed $16,099 from Columbia China Capital Group, Inc., our majority shareholder, to pay for costs incurred relating to a private placement offering and our SB-2 filing. The terms of the loan were at least as favorable to us as they would have been with an unrelated third party.

Employment Agreements and Compensation of Officers and Directors

None of our officers or directors is subject to an employment agreement.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically included the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements.

There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock. We have agreed to register, under the Securities Act of 1933 for sale by selling security holders, 3,629,626 shares of our common stock acquired by 58 shareholders in a private placement. None of our outstanding common stock can be sold pursuant to Rule 144 under the Securities Act. The number of holders of record of shares of our common stock is sixty-one (61).

We are registering a total of 3,629,626 shares of our common stock for sale by the selling shareholders.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions which we do not meet. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

EXECUTIVE COMPENSATION

None of our employees are subject to a written employment agreement, and we have not paid compensation to any employees, executive officers, or directors for services rendered to us. We do not currently compensate our officers for services rendered. Once we achieve profitability, we will reconsider our current policy.

Our Directors do not receive compensation for serving as a Director, but they are entitled to reimbursement for their travel expenses.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have no disclosure required by this Item.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for YaFarm Technologies, Inc. by The Lebrecht Group, APLC. The Lebrecht Group, APLC is the owner of 500,000 shares of our common stock.

AVAILABLE INFORMATION

We are not subject to the reporting requirements of the Securities Exchange Act of 1934. We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, together with all amendments and exhibits thereto, under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

Copies of all or any part of the registration statement may be inspected without charge or obtained from the Public Reference Section of the Commission at 100 F Street, NE, Washington, DC 20549. The registration statement is also available through the Commission’s web site at the following address: http://www.sec.gov.

EXPERTS

Our financial statements as of December 31, 2006, and for the years ended December 31, 2006 and 2005, included in the prospectus which is part of a registration statement have been so included in reliance on the report of Mantyla McReynolds, LLC , given on the authority of said firm as experts in auditing and accounting

FINANCIAL STATEMENTS

YaFarm Technologies, Inc.

Condensed Consolidated Financial Statements
March 31, 2007

YAFARM TECHNOLOGIES, INC.

YAFARM TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheet
March 31, 2007

ASSETS

Current Assets
Cash and cash equivalents	$36,069
Deferred Tax Asset	741
Total Current Assets	36,810

Fixed Assets
Computer Equipment	2,124
Accumulated Depreciation	(1,740)
Total Fixed Assets	384

Total Assets	$37,194

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Current Liabilities
Accrued expenses and other payables	$5,489
Total Current Liabilities	5,489
Long Term Liabilities
Deferred tax liability	30
Total Long Term Liabilities	30

Total Liabilities	5,519

Stockholders' Equity
Preferred Stock -- 10,000,000 shares authorized having a
par value of $.001 per share; 0 shares issued and
outstanding	-
Common Stock -- 100,000,000 shares authorized having a
par value of $.001 per share; 10,000,000 shares issued
and outstanding	10,000
Additional Paid-in Capital	26,188
Retained Earnings (Deficit)	(4,513)
Total Stockholders' Equity	31,675

Total Liabilities and Stockholders' Equity	$37,194

See accompanying notes to financial statements.

YAFARM TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2007 and 2006

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2007	March 31, 2006

Revenues, net of discounts	$642	$3,925
Operating Expenses	4,626	5,057
Net Income (Loss) from Operations	(3,984)	(1,132)
Other Income (Expense)
Other Expenses	-	-
Total Other Income (Expense)	-	-
Net Income (Loss) before taxes	(3,984)	(1,132)
Provision for Income Taxes (Benefit)	(598)	-
Net Income (Loss)	$(3,386)	$(1,132)

Income (Loss) Per Share-
Basic and Diluted	$(0.01)	$(0.01)

Weighted Average Shares Outstanding-
Basic and Diluted	9,824,433	1,000,000

See accompanying notes to financial statements.

YAFARM TECHNOLOGIES, INC.
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2007 and 2006

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2007	March 31, 2006
Cash Flows From Operating Activities
Net Income (Loss)	$(3,386)	$(1,132)
Adjustments to reconcile net income (loss)
to net cash from operating activities:
Depreciation and Amortization	58	74
(Increase)/Decrease-Prepaid expenses	14,300	-
(Increase)/Decrease-Deferred tax asset	(595)	-
Increase/(Decrease)-Accrued expenses	2,545	-
Increase/(Decrease)-Related party payable	(16,099)	-
Increase/(Decrease)-Deferred tax liability	(3)	-
Net Cash From Operating Activities	(3,180)	(1,058)

Cash Flows From Investing Activities	-	-

Cash Flows From Financing Activities
Proceeds from issuance of common stock	40,400	-
Professional fees related to stock offering	(36,867)
Distributions to shareholders	-	(5,774)
Net Cash From Financing Activities	3,533	(5,774)
Net Increase (Decrease) in Cash	353	(6,832)
Beginning Cash Balance	35,716	9,425
Ending Cash Balance	$36,069	$2,593
Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for interest	$-	$-
Cash paid during the period for income taxes	$-	$-

See accompanying notes to financial statements.

YAFARM TECHNOLOGIES, INC.
Notes to the Condensed Consolidated Financial Statements
March 31, 2007

NOTE A Preliminary Note

The accompanying condensed consolidated financial statements have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the interim financial statements reflect all adjustments, consisting of normal recurring accruals, which are necessary for a fair statement of the results for the period. Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s Form SB-2 for the year ended December 31, 2006.

NOTE B Common Stock

On August 21, 2006, the Company began to offer 2,500,000 shares of its common stock under Rule 504 promulgated under the 1993 Securities and Exchange Act and exemptions under applicable state law. Under this private placement, 2,500,000 or 25% of the company’s outstanding shares were offered at $0.03 per share for total proceeds of $75,000. The proceeds will primarily be used to pay for the professional costs including legal and accounting in connection with the company’s planned listing of its stocks on OTCBB and working capital usage. As of January 31, 2007, the company sold all 2,500,000 shares of common stock as planned for total proceeds of $67,057, net of commissions and discounts. During the period ended March 31, 2007, 1,580,104 shares were issued for $40,400 net of commissions and discounts.

NOTE C New Accounting Pronouncements

In February 2007, the FASB issued SFAS 159 “The Fair Value Option for Financial Assets and Financial Liabilities.” This statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement requires a business entity to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. An entity may decide whether to elect the fair value option for each eligible item on its election date, subject to certain requirements described in the statement. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently reviewing the requirements of this statement and, at this point in time, have not determined the impact, if any, that this statement may have on our results of operations and financial position.

YaFarm Technologies, Inc.

Financial Statements &
Report of Independent Registered Public Accounting Firm
December 31, 2006

YAFARM TECHNOLOGIES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
YaFarm Technologies, Inc.

We have audited the accompanying consolidated balance sheet of YaFarm Technologies, Inc. and its wholly owned subsidiary YaFarm Group, LLC as of December 31, 2006, and the related statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of YaFarm Technologies, Inc. and its wholly owned subsidiary YaFarm Group, LLC as of December 31, 2006, and the results of operations and cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

Mantyla McReynolds, LLC

Salt Lake City, Utah
March 27, 2007

See accompanying notes to financial statements.

YAFARM TECHNOLOGIES, INC.
Consolidated Balance Sheet
December 31, 2006

ASSETS

Current Assets
Cash and cash equivalents	$35,716
Prepaid expenses	14,300
Deferred tax asset	146
Total Current Assets	50,162

Fixed Assets
Computer equipment	2,124
Accumulated depreciation	(1,682)
Total Fixed Assets	442

Total Assets	$50,604

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Current Liabilities
Accrued expenses and other payables	$2,944
Related party payable	16,099
Total Current Liabilities	19,043
Long Term Liabilities
Deferred tax liability	33
Total Long Term Liabilities	33

Total Liabilities	19,076

Stockholders' Equity
Preferred stock -- 10,000,000 shares authorized having a
par value of $.001 per share; 0 shares issued and
outstanding	-
Common stock -- 100,000,000 shares authorized having a
par value of $.001 per share; 8,419,896 shares issued
and outstanding	8,420
Additional paid-in capital	24,235
Retained earnings (deficit)	(1,127)
Total Stockholders' Equity	31,528

Total Liabilities and Stockholders' Equity	$50,604

See accompanying notes to financial statements.

YAFARM TECHNOLOGIES, INC.
Consolidated Statements of Operations
For the Years Ended December 31, 2006 and 2005

	For the Year	For the Year
	Ended	Ended
	December 31, 2006	December 31, 2005

Revenues, net of discounts	$19,302	$19,584
Operating Expenses	13,702	10,553
Net Income (Loss) from Operations	5,600	9,031
Other Income (Expense)
Other Expenses	-	-
Total Other Income (Expense)	-	-
Net Income (Loss) before taxes	5,600	9,031
Provision for Income Taxes (Benefit)	387	-
Net Income (Loss)	$5,213	$9,031

Income (Loss) Per Share-Basic and Diluted	$0.00	$0.01

Weighted Average Shares Outstanding-
Basic and Diluted	3,811,258	1,000,000

See accompanying notes to financial statements.

YAFARM TECHNOLOGIES, INC.
Consolidated Statements of Stockholders' Equity
For the Years Ended December 31, 2006 and 2005,

	Preferred Shares	Preferred Stock	Common Shares	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Net Stockholders' Equity
Balance, January 1, 2005	-	$-	-	$-	$13,066	$(10,914)	$2,152
Retroactive application of reverse merger effected on July 31, 2006			1,000,000	1,000	(1,000)		-
Distributions to shareholders during the year ended December 31, 2005					$(1,022)		(1,022)
Net income for the year ended December 31, 2005						9,031	9,031
Balance, December 31, 2005	-	-	1,000,000	1,000	11,044	(1,883)	10,161
Common stock issued in exchange for cash valued at $.001 per share			6,500,000	6,500			6,500
Reclassification of undistributed income as of the reverse merger on July 31, 2006					4,457	(4,457)	-
Common stock issued at $0.03 per share in exchange for cash, net of commissions			919,896	920	25,737		26,657
Professional fees incurred directly related to the stock offering					(8,326)		(8,326)
Distributions to shareholders during the year ended December 31, 2006					(8,677)		(8,677)
Net income for the year ended December 31, 2006						5,213	5,213
Balance, December 31, 2006	-	$-	8,419,896	$8,420	$24,235	$(1,127)	$31,528

See accompanying notes to financial statements.

YAFARM TECHNOLOGIES, INC.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2006 and 2005

	For the Year	For the Year
	Ended	Ended
	December 31, 2006	December 31, 2005
Cash Flows From Operating Activities
Net Income (Loss)	$5,213	$9,031
Adjustments to reconcile net income (loss)
to net cash from operating activities:
Depreciation and Amortization	294	491
(Increase)/Decrease-Prepaid Expenses	(14,300)	-
(Increase)/Decrease-Deferred Taxes	(113)	-
Increase/(Decrease)-Accrued Expenses	2,944	-
Increase/(Decrease)-Related Party Payables	16,099	-
Increase/(Decrease)-Customer Deposits	-	(2,900)
Net Cash From Operating Activities	10,137	6,622

Cash Flows From Investing Activities	-	-

Cash Flows From Financing Activities
Issuance of Common Stock	33,157	-
Professional Fees related to stock offering	(8,326)	-
Distributions to shareholders	(8,677)	(1,022)
Net Cash From Financing Activities	16,154	(1,022)
Net Increase (Decrease) in Cash	26,291	5,600
Beginning Cash Balance	9,425	3,825
Ending Cash Balance	$35,716	$9,425
Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for interest	$-	$-
Cash paid during the year for income taxes	$-	$-

See accompanying notes to financial statements.

YAFARM TECHNOLOGIES, INC.
Notes to the Consolidated Financial Statements
December 31, 2006

NOTE A Summary of Significant Accounting Policies

Company Background

YaFarm Technologies, Inc. was formed as a corporation under the laws of the State of Delaware on June 16, 2006. On July 31, 2006, YaFarm Technologies, Inc. acquired YaFarm Group, LLC, a limited liability company formed under the laws of the State of New Jersey on November 13, 2003. The acquisition was accounted for as a reverse merger.

YaFarm Group, LLC is a New Jersey-based web development and web hosting company offering a broad range of business-class website development and web hosting products and services for small and medium-sized businesses. The Company is offering one-stop shopping web solutions for small and medium sized companies, including web development, web hosting, website maintenance and business image consulting services. The Company’s goal is to help many traditional businesses go online to tap into the market potential offered by the Internet.

The financial statements of the Company have been prepared in accordance with U. S. generally accepted accounting principles. The following summarizes the more significant of such policies:

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, YaFarm Group, LLC. All significant intercompany accounts and transactions are eliminated in consolidation.

Cash and Cash Equivalents

For purposes of the statement of cash flows, cash and cash equivalents are comprised of cash on hand or on deposit in banks and all highly liquid debt instruments purchased with a maturity of three months or less. The Company had a cash balance of $35,716 as of December 31, 2006.

Income Taxes

The Company was organized as a limited liability company through July 31, 2006 and as a C corporation since July 31, 2006. Income taxes were imposed on the Company’s members prior to July 31, 2006. After July 31, 2006, the Company applies the provision of Statements of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” This statement requires an asset and liability approach for financial accounting and reporting of income taxes, and the recognition of deferred tax assets and liabilities for the temporary differences between the financial reporting basis and tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

YAFARM TECHNOLOGIES, INC.
Notes to the Consolidated Financial Statements
December 31, 2006

NOTE A Summary of Significant Accounting Policies (Continued)

Revenue Recognition

The Company recognizes revenues in accordance with the Securities and Exchange Commission, Staff Accounting Bulletin (SAB) number 104, "Revenue Recognition." SAB 104 clarifies application of U. S. generally accepted accounting principles to revenue transactions.

Fees for development of web sites are negotiated based on the level of detail and features desired by the customer. Half of the fee is generally billed when the contract is entered. The remaining fee is due upon completion of the customers working web site. There were no unfinished projects in progress as of December 31, 2006. Historically, maintenance work and the associated costs have been minimal. Deposits received prior to the commencement of the projects are recorded as deferred revenues. As of December 31, 2006, deferred revenues were $0.

Impact of New Accounting Pronouncements

In July 2006, FASB Interpretation No. 48 Accounting for Uncertainty in Income Taxes, or FIN 48, was issued. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109 Accounting for Income Taxes. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is evaluating the impact that adopting FIN 48 will have on our financial position and results of operations.

The FASB also issued FASB Statement No. 154 (SFAS 154) which replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. It is not believed that this will have an impact on the Company in the foreseeable future as no accounting changes are anticipated.

In October 2006, FASB issued Statement of Financial Accounting Standards No. 157 Fair Value Measurements, or SFAS 157. This standard establishes a framework for measuring fair value and expands disclosures about fair value measurement of a company’s assets and liabilities. This standard also requires that the fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and, generally, must be applied prospectively. Currently, the Company is evaluating the impact that this new standard will have on our financial position and results of operations.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 (SAB No. 108) regarding the quantification of financial statement misstatements. SAB No. 108 requires a dual approach for quantifications of errors using both a method that focuses on the income statement impact, including the cumulative effect of prior years’ misstatements, and a method that focuses on the period-end balance sheet. The adoption of SAB No. 108 is not expected to have a material impact on the results of the Company’s operations, financial position, or cash flows.

YAFARM TECHNOLOGIES, INC.
Notes to the Consolidated Financial Statements
December 31, 2006

NOTE A Summary of Significant Accounting Policies (Continued)

Fixed Assets

Property and equipment are stated at cost. Depreciation is provided using the double-declining balance method over the useful lives of the related assets. See Note C. Expenditures for maintenance and repairs are charged to expense as incurred.

Basic and Diluted Income (Loss) Per Share

Basic and diluted net income (loss) per common share has been calculated by dividing the net income (loss) for the year by the basic and diluted weighted average number of shares outstanding assuming that the capital structure in place subsequent to the reverse merger had occurred as of the beginning of the first period presented. There are no dilutive investments outstanding as of the balance sheet date. Therefore, basic and diluted weighted average shares are the same for the years ended December 31, 2006 and 2005.

Advertising Costs

All advertising costs are expensed when incurred. The advertising expense for the years ended December 31, 2006 and 2005 was $1,080 and $1,724, respectively.

NOTE B Accounting for Income Taxes

No provision has been made in the financial statements for income taxes prior to July 31, 2006 because the Company was organized as a LLC and income taxes were imposed on its members. The provision for income taxes after July 31, 2006 consists of the following:

12/31/2006
Current Taxes	$500
Deferred Taxes	(113)
Provision for Income Taxes	$387

Deferred income taxes and liabilities as of December 31, 2006 consist of the following temporary differences:

	Current	Noncurrent	Total
Deferred Tax Asset
Net Operating Loss Carryover	$146	$0	$146
Total Deferred Tax Assets	146	0	146
Deferred Tax Liability
Fixed Assets	0	33	33
Total Deferred Tax Liabilities	0	33	33
Net Deferred Taxes	$146	$(33)	$113

YAFARM TECHNOLOGIES, INC.
Notes to the Consolidated Financial Statements
December 31, 2006

NOTE B Accounting for Income Taxes (Continued)

Reconciliation between the statutory rate and the effective rate for the provision of income taxes is as follows:

12/31/2006
Expected Provision (based on statutory rates)	$840
Effects of:
State minimum tax, net of federal benefit	425
Income taxed to members of LLC prior to reverse merger	(951)
Other, including nondeductible expenses	73
Provision for Income Taxes	$387

The Company had a net operating loss carryforward of $975 that will expire in 2026.

NOTE C Fixed Assets

As of December 31, 2006, the Company had a balance of fixed assets in the amount of $442. The fixed assets consist of computer equipment. Depreciation expense was $294 and $491, for the years ended December 31, 2006 and 2005, respectively.

NOTE D Related Party Payable

During the year ended December 31, 2006, the Company borrowed $16,099 from a shareholder to pay for costs incurred relating to a $75,000 private placement offering and the SB-2 filing. The balance of the related party payable as of December 31, 2006 was $16,099.

NOTE E Reverse Merger

On July 31, 2006, the Company effected a reverse merger in which YaFarm Technologies, Inc. (“YFT”) acquired YaFarm Group, LLC (“YFG”), a limited liability company formed under the laws of the State of New Jersey, in anticipation of an initial public offering. As a result of this acquisition, YFG became a 100% owned subsidiary of YaFarm Technologies, Inc. YFG was purchased through the issuance of 1,000,000 shares of restricted stock by YFT to the two members of YFG. The shares were valued at $7,823 or $0.007823 per share which was the underlying book value of YFG as of July 31, 2006. The stock issued cannot be sold within one year of the date of issuance. In anticipation of an initial public listing, the agreement also restricts YFT’s equity to no more than 0 shares of preferred stock and 10,000,000 shares of common stock issued and outstanding until the listing is effected. As a result of the reverse merger, 7,500,000 shares of common stock were issued and outstanding. The financial statements have been prepared to include the results of operations for YaFarm Group, LLC for the years ended December 31, 2006 and 2005. The Company retroactively applied the effects of the reverse merger to all periods presented.

YAFARM TECHNOLOGIES, INC.
Notes to the Consolidated Financial Statements
December 31, 2006

NOTE F Common Stock/Subsequent Event

On August 21, 2006, YFT began to offer 2,500,000 shares of its common stock under Rule 504 promulgated under the 1993 Securities and Exchange Act and exemptions under applicable state law. Under this private placement, 2,500,000 or 25% of the company’s outstanding shares were offered at $0.03 per share for total proceeds of $75,000. The proceeds will primarily be used to pay for the professional costs including legal and accounting in connection with the company’s planned listing of its stocks on OTCBB and working capital usage. As of December 31, 2006, 919,896 shares were sold to various shareholders for $26,480, net of commissions and discounts. As of January 31, 2007, the company sold all 2,500,000 shares of common stock as planned for total proceeds of $67,057, net of commissions and discounts. The Company incurred costs to issue and register these shares of stock of $20,558 through January 31, 2007.

YOU MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SHARES OF THE COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.
_________________

3,629,626 SHARES

YAFARM TECHNOLOGIES, INC.

_______________

PROSPECTUS
_______________

August 13, 2007

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Eighth Article of our Articles of Incorporation provides that, the personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

The Ninth Article of our Articles of Incorporation provides that, the corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section.

Article V of our bylaws provides that, the corporation may at its option, to the maximum extent permitted by the Delaware General Corporation Law and by the articles, indemnify each of its agents against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation. For the purposes of this Section, an “agent” of the corporation includes a person who is or was a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or was a Director, officer, employee or agent of a corporation which was a predecessor corporation of the corporation or of any other enterprise at the request of such predecessor corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders. The estimated expenses of issuance and distribution are set forth below:

Registration Fees	Approximately	$4.00
Transfer Agent Fees	Approximately	$1,000.00
Costs of Printing and Engraving	Approximately	$1,000.00
Legal Fee	Approximately	$20,000.00
Accounting Fees	Approximately	$15,000.00
Total		$37,004.00

RECENT SALES OF UNREGISTERED SECURITIES

YaFarm Technologies, Inc.

From October 2006 to January 2007, we issued an aggregate of 2,500,000 shares of our common stock, restricted in accordance with Rule 144 of the Securities Act of 1933, to fifty-six (56) non-accredited investors, in exchange for total consideration of $67,057. The issuances were exempt from registration pursuant to Rule 504 of Regulation D promulgated under the Securities Act of 1933. Our Rule 504 offering was a private offering. The Rule 504 exemption was available because we (i) sold under $1,000,000 of restricted securities in any 12-month period, (ii) conducted the 504 offering through our officers and directors and did not utilize general solicitation or public advertising of our securities, and (iii) are not a “blank check” company.

On July 31, 2006, we issued 500,000 shares of our common stock to each of Zhiguang Zhang, our Chief Executive Officer and Director, and Jie Geng, our consultant, for an aggregate of 1,000,000 shares of our common stock, for a 100% interest in YaFarm Group, LLC. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the shareholders were accredited.

On July 5, 2006, we issued an aggregate of 6,500,000 shares of our common stock to our founders as follows: Columbia China Capital Group, Inc. (5,500,000); The Lebrecht Group, APLC (500,000); and CH Capital, LLC (500,000), in exchange for aggregate cash consideration of $6,500. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the shareholders were accredited.

YaFarm Group, LLC

On November 13, 2003, YaFarm Group, LLC issued 100% of its membership interests to Zhiguang Zhang and Jie Geng, in equal amounts. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the holders of the membership interests were accredited.

EXHIBITS

2.1 (1)	Reorganization and Stock Purchase Agreement dated as of July 31, 2006, between the Company and YaFarm Group, LLC

3.1 (1)	Certificate of Incorporation of YaFarm Technologies, Inc., filed on June 16, 2006

3.2 (1)	Certificate of Amendment of Certificate of Incorporation of YaFarm Technologies, Inc., filed on June 28, 2006

3.3 (1)	Bylaws of YaFarm Technologies, Inc.

5.1	Legal Opinion of The Lebrecht Group, APLC

23.1	Consent of Mantyla McReynolds, LLC

23.2	Consent of The Lebrecht Group, APLC (included in Exhibit 5.1)

(1) Incorporated by reference from our registration statement on Form SB-2, filed with the Commission on February 16, 2007.

UNDERTAKINGS

A.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B.  We hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

C.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

D.           For the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Brunswick, State of New Jersey on August 13, 2007.

YaFarm Technologies, Inc.
Registrant
Dated: August 13, 2007	By:	/s/ Hong Zhao
By: Hong Zhao
Its: President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Dated: August 13, 2007	By:	/s/ Zhiguang Zhang
By: Zhiguang Zhang, Chief Executive Officer and Director

Dated: August 13, 2007	By:	/s/ Hong Zhao
By: Hong Zhao, President, Secretary, Chief Financial Officer, Chief Accounting Officer and Chairwoman of the Board of Directors